Exhibit 5

99 Garnsey Road
Pittsford, NY 14534
(585) 419-8800

August 27, 2009

Tompkins Financial Corporation
The Commons, P.O. Box 460
Ithaca, New York 14851

Ladies and Gentlemen:

          We have acted as counsel to Tompkins Financial Corporation, a New York corporation (the “Company”), in connection with the filing of the Company’s Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-3 (Registration No. 333-145750) (as amended by the Amendment, the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) on or about the date hereof, under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering by the Company, from time to time pursuant to Rule 415 under the Act, of up to 700,000 shares of its common stock, par value $0.10 per share (the “Shares”), under the Company’s Dividend Reinvestment and Stock Purchase and Sale Plan (the “Plan”).

          In rendering this opinion, we have (i) examined the Registration Statement and the exhibits thereto, (ii) examined and relied upon original, certified, conformed, or other copies of the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, minutes of meetings and resolutions of the Board of Directors of the Company and such other documents and records, and (iii) made such investigation of fact and such examination of law, all as we have deemed necessary and appropriate in order to enable us to render the opinion set forth herein. We have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company with respect to the accuracy of the factual matters addressed in the documents and records listed above. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.

          In addition, we have assumed that: (i) the Registration Statement, and any further amendments thereto (including further post-effective amendments), will have become effective under the Act, (ii) all Shares will be issued in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement; and, (iii) all actions are taken by the Company prior to issuance so as not to violate any applicable law or the Company’s Certificate of Incorporation or Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

          Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective in accordance with applicable law, the Shares, when issued, paid for and delivered pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

Tompkins Financial Corporation August 27, 2009 Page 2

          The opinion set forth above is subject to the following qualifications:

          (a)          This opinion is rendered as of the date hereof and its applicability at future dates is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of the Shares under the Plan. With respect to any Shares held as treasury shares that may be sold under the Plan, our opinion is also subject to the condition that such shares had been validly issued before they were reacquired by the Company and became treasury shares.

          (b)          In connection with the rendering of this opinion, we express no opinion as to the applicability of, compliance with, or effect of the laws of any states, or as to any matter subject to such laws, other than the laws of the State of New York and the federal laws of the United States of America. This opinion is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should the Plan hereafter be amended or modified.

          (c)          Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

          (d)          Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

          We hereby consent to be named in the Amendment as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Harris Beach PLLC